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                                                                EXHIBIT 10.22(G)


                         INVESTMENT MANAGEMENT AGREEMENT
                          (Investors Guaranty Business)

                               AMERICO LIFE, INC.
                              Kansas City, Missouri





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                       INVESTMENT MANAGEMENT AGREEMENT
                        (Investors Guaranty Business)


     THIS AGREEMENT, dated as of the ___ day of __________, 1997, by and between AMERICO LIFE, INC., having its principal place of business at 1005 Broadway, Kansas City, Missouri 64105 (herein "Americo"), and Employers Reassurance Corporation, having its principal place of business at 5200 Metcalf, Overland Park,
Kansas 66201 (herein "Client").

     In consideration of the promises set forth in this Agreement, Americo and Client agree as follows:

1.   Authorization As Investment Advisor.

     Subject to the terms and conditions set forth herein, Client hereby designates and appoints Americo as investment adviser for the cash and securities listed on Exhibit A, attached to and made a part of this Agreement. This appointment also applies to such other cash and securities as shall be subsequently contained in Client's account by reason of purchases, sales, exchanges, withdrawals, additions or otherwise. Americo shall have full authority and discretion to supervise the management of said cash and securities, including, without limitation, authority and discretion to select, purchase and sell securities and to determine timing and means of execution for such selection, sales or purchases, as deemed by Americo to be in the best interest of Client, all however subject to the guidelines contained in Exhibit B, attached to and made a part of this agreement, and the interest rate crediting process, which is also contained in Exhibit B.

2.   Reports.

     Americo shall prepare and deliver to Client periodic reports which shall list all assets in Client's account.

3.   Advisory Fees.

     Client shall pay Americo an advisory fee equal to fifteen basis points per year on the assets described in Exhibit A.

4.   Term of Agreement.

     This Agreement shall be effective as of the date of this Agreement. If not sooner terminated by mutual consent of the parties hereto, this agreement shall remain in force until the Great Southern Life Insurance Company shall have no further liability



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                   INVESTMENT MANAGEMENT AGREEMENT PAGE 2

     under its Modified Coinsurance Retrocession Agreement (Investors Guaranty Business) with the Client.

5.   LIMITATION ON LIABILITY.

     Except for negligence or malfeasance, or violation of applicable law, neither Americo nor any of its employees or partners (or any officers, directors or employees of its partners) shall be liable hereunder for any action performed or omitted to be performed or for any errors of judgment in connection with Americo's services rendered under this Agreement. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which Client may have under any federal securities laws.

6.   NO ASSIGNMENT.

     This Agreement and the rights and obligations hereunder shall not be subject to assignment, as that term is defined in the Investment Advisers Act of 1940, by Americo except with the written consent of Client.

7.   SELECTION OF BROKERS.

     Where Americo places orders for the execution of transactions, Americo may select such brokers and dealers for execution on such markets and at such process or commission rates as Americo determines in its good faith judgment to be in the best interests of Client. Americo may take into consideration in the selection of such brokers and dealers not only the available prices and rates of brokerage commissions, but also other relevant factors (such as, without limitation, execution capabilities and the value of its ongoing relationship with such brokers and dealers) without having to demonstrate that such factors are of a direct benefit to Client.

8.   CUSTODIANSHIP OF CASH AND SECURITIES.

     Under no circumstances shall Americo act as custodian for or hold
Client's cash and securities. Americo may issue instructions to the custodian as may be appropriate in connection with the transactions initiated by Americo hereunder. Client may authorize the custodian to pay Americo the fees billed pursuant to the Agreement upon presentment of such bills or statements to said custodian.


9.   NON-REGISTRATION AS INVESTMENT ADVISOR.


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                   INVESTMENT MANAGEMENT AGREEMENT PAGE 3


     The Client acknowledges that Americo is not registered as an investment adviser under the Investment Advisers Act of 1940.


10.  AUTHORIZATION.

     Client represents that (a) the execution of and performance contemplated under this Agreement do not and will not violate or abridge any obligation or duty of Client, (b) this Agreement has been authorized by appropriate action and when executed and delivered will be binding upon the Client in accordance with its terms, and (c) Client will deliver to Americo such evidence of such authority as Americo may reasonably require, either by way of a certified resolution or otherwise.

11.  NOTIFICATION REGARDING CHANGE IN PERSONNEL.

     Americo shall notify Client of any change subsequent to the date of this Agreement in personnel responsible for the Client's assets. Such notification shall be made in writing within 20 business days after such change.

12.  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts each of which shall be deemed an original.

13.  ENFORCEABILITY.

     This Agreement has been duly executed by each of the parties hereto and constitutes a binding and enforceable agreement of each such party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year above written.


AMERICO:                       AMERICO LIFE, INC.

                               By: /s/ Mark Fallon
                                  ---------------------------

CLIENT:                        EMPLOYERS REASSURANCE
                               CORPORATION

                               By: /s/
                                  ----------------------------







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                                    EXHIBIT B

                             AMERICO LIFE, INC.
               INVESTMENT OBJECTIVES, STRATEGIES & GUIDELINES

INVESTMENT OBJECTIVES

The primary objectives are:

1)   Preservation of principal (capital).

2) Maximize the potential value of the portfolio with a focus on maintaining and increasing future investment income streams.

INVESTMENT CONSTRAINTS

The overall stategies for managing this block of assets includes:

1) Conservative and stable investment philosophy with primary emphasis on balancing credit and interest rate risk.

2) Focus an well-structured securities (non-callable corporates, CMO's with stable average lives, current or discount coupon pass-throughs) to reduce reinvestment risk and improve price performance. Investment in high risk or volatile derivative securities (e.g. inverse floaters) are not considered part of the overall investment strategy.

3) Investments are made with the intent of being held long term. The portfolio will not be actively/aggressively managed based on anticipated interest rate and/or spread changes. Any restructuring of the portfolio will be performed in conjunction with the overall asset/liability management process.

4) The portfolio will be structured with the goal of matching the assets with the expected liability cash flows. The structure of the assets will be regularly monitored considering interest rate and expected prepayment rate changes. Asset/liability studies are completed at least annually, or more frequently if warranted. The results of these studies play an integral role in the durational aspects of securities purchased.

5) Maintain a high quality/liquid investment portfolio to satisfy both existing and prospective cash flow needs.


                                     10

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                                  EXHIBIT A

                             Cash and Securities

The assets pertaining to the Automatic Coinsurance Reinsurance Agreement between the Client and Investors Guaranty Life Insurance Company.

The assets pertaining to the Modified Coinsurance Retrocession Agreement (Investors Guaranty Business) between Great Southern Life Insurance Company and the Client.


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                                    EXHIBIT B

                             AMERICO LIFE, INC.
               INVESTMENT OBJECTIVES, STRATEGIES & GUIDELINES

INVESTMENT OBJECTIVES

The primary objectives are:

1)   Preservation of principal (capital).

2) Maximize the potential value of the portfolio with a focus on maintaining and increasing future investment income streams.

INVESTMENT CONSTRAINTS

The overall stategies for managing this block of assets includes:

1) Conservative and stable investment philosophy with primary emphasis on balancing credit and interest rate risk.

2) Focus an well-structured securities (non-callable corporates, CMO's with stable average lives, current or discount coupon pass-throughs) to reduce reinvestment risk and improve price performance. Investment in high risk or volatile derivative securities (e.g. inverse floaters) are not considered part of the overall investment strategy.

3) Investments are made with the intent of being held long term. The portfolio will not be actively/aggressively managed based on anticipated interest rate and/or spread changes. Any restructuring of the portfolio will be performed in conjunction with the overall asset/liability management process.

4) The portfolio will be structured with the goal of matching the assets with the expected liability cash flows. The structure of the assets will be regularly monitored considering interest rate and expected prepayment rate changes. Asset/liability studies are completed at least annually, or more frequently if warranted. The results of these studies play an integral role in the durational aspects of securities purchased.

5) Maintain a high quality/liquid investment portfolio to satisfy both existing and prospective cash flow needs.


                                     10

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INVESTMENT GUIDELINES AND LIMITATIONS

The following guidelines will be utilized in developing and managing the portfolio:

1)   Maturity Structure:                                    Target
                                          Expected          Percentage
     Maturity/Average Life                  Range           Allocation

     Short-term less than 1 year              2-7%               5%
     3-6 years (5 yrs. avg.)                20-35               30
     7-12 years (10 yrs. avg.)              10-25               15
     13-22 years (17 yrs. avg.)             30-50               40
     23-30 years (28 yrs. avg.)              5-15%              10
                                                                --
                                                               100%

2)   Sector Allocation:                                     Target
                                            Expected        Percentage
     Sector                                 Range           Allocation

     U.S. Governments                         0-5%               -%
     Corporate Bonds                        45-75               55

     Asset-Backed Securities (ABS):
         - Non-call structure                5-25               15
         - Prepayment risk                   0-10                5
                                                                 -
         Total ABS                                              20

     Mortgage-Backed Securities (MBS):
         - Pass-throughs                    10-20               10
         - CMO's                            10-25               15
                                                                --
         Total MBS                                              25

     Total                                                     100%

3)   Ratings Guidelines:

     a)   Corporate Bonds:
                                             Expected        Expected
                             Expected       Percentage      Percentage
    Rating Category            Range      of Corporates    of Portfolio

         AAA                    0-5%            -%               -%
         AA                    5-20            10              5.5
         A                    50-75            70             38.5
         BBB                  15-25            20             11.0
                                               --             ----
                                              100%            55.0%
                                              ===             ====



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For any corporate bonds rated both Baa-3/BBB- by Moody's and Standard & Poor's respectively, Employer's Re will be notified prior to their purchase. Subsequent to the transaction, written approval will be obtained from Employer's Re for all Baa-3/BBB- bonds acquired.

   b)  Mortgage-Backed Securities:

       MBS holdings will generally involve government agency or government sponsored agency (FNMA and FHLMC) collateral. No more than 15% of MBS investments will be backed by non-agency collateral. Any non-agency MBS securities must be rated AA or AAA by one of the major rating agencies.

   c)  Below Investment Grade Securities (BIG):

       BIG bonds are not considered part of the overall investment strategy. However, any bond purchased as an investment grade security which is subsequently downgraded to a BIG rating will be reevaluated at that time. If the risk of default is considered low, the bond may be retained. Any BIG bonds retained will be regularly monitored and reevaluated. The total amount of BIG bonds to be retained cannot exceed 5% of total investments.

   d)  Asset-Backed Securities:

       ABS investments should generally be rated AA or AAA by one of the major rating agencies. No more than 15% of ABS holdings can be rated below AA. All ABS's must have an investment grade rating.

4)     Holding limitations:

       Industry Concentration - corporate bond holdings are limited to no more than 15% in any one industry.

       Company Concentration - the maximum amount to be invested in any one company or organization is as follows:
                                                    Maximum Amount
                                                       Invested
                         Rating Category             (In Million)

                               AAA                         $12
                               AA                           12
                               A                            10
                               BBB                           6



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     Individual MBS concentration - the maximum amount to be invested in any one agency collateral security is $20 million. For a non-agency collateral security, the maximum amount is $5 million.

5. Any security which is outside the scope of these guidelines can be invested in, if mutually agreed upon by both organizations.




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                            EXHIBIT B (Continued)

                       Interest Rate Crediting Process

1. Objective. The objective of this process is to assure that credited rates are established so as to meet required spread targets.

2. Expected Gross Interest Rate. The expected gross interest rate for a block of business is determined by blending current yields on the investment portfolio of assets underlying the block of business together with expected new money for minimal new and reinvestment cash flow. The blending will be based on cash flow for the period under review and will take into consideration funds due for reinvestment and interest income.

     Current yields should include the effect of realized statutory capital gains and losses. New money assumptions shall consider these investment guidelines in respect of quality, duration and type of assets.

     An example is shown in the following Table 1:

              Table 1
              Expected Gross Interest Rate

                                         Volume      Rate
              Investment Portfolio       800         8.5%
              Reinvestment Portfolio     100         8.0%
              New Money                  100         8.0%

              Average                    1,000       8.4%

3. Expected Net Interest Rate. The expected net interest rate for a block of business is determined by subtracting from the gross rate charges for investment expenses and risks.

     Charges for investment expenses cover the cost of investment expenses (including transaction costs) per the Services Agreement described in Numbered Paragraph 3 of this agreement.

     Charges for risk should take into consideration the default and option risks (as agreed upon) relating to the portfolio assets underlying the block of business.

     An example is shown in the following Table 2:



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              Table 2
              Expected Net Interest Rate

              Expected Gross Rate             8.4%
              Less: Investment Expenses       0.25%
              And less: Investment Risks      0.2%

              Expected Net Rate               7.95%

4. Target Credited Rate. To determine the target credited rate, the required spread must be subtracted from the expected net investment rate. The required spread varies by plan and by duration within plan.

     The target credited rate may be modified for marketing reasons provided that adjustments are offsetting in the aggregate. Antiselection in favor of artificially high rates will be considered in this process.

     An example is shown in the following Table 3:

         Table 3
         Target Credited Rate

                                            Life   Annuity
         Expected Net Rate                  7.95%    7.95%
         Less: Required Spread              1.5%     1.75%

         Calculated Credited Rate           6.45%    6.20%
         Marketing Adjustments              0.4%    -0.10%
         (Assuming 80% annuities)

         Target Credited Rate               6.85%    6.10%

5. Working Range. If currently credited interest rates are outside of the defined working range of plus or minus 25 basis points of target rates, then no action is required (but action may be taken) until the cumulative shortfall exceeds $750,000.

6. Actions. If currently credited interest rates are outside the defined working range of target rates, then action is required. Three courses of action are possible:

     a.    Adjust credited rates;

     b.    Adjust reinsurance and retrocession allowances;


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     c.    Do nothing, which is not acceptable after cumulative shortfall exceeds $750,000.

Considerations in this decision are:

     1.    The objective stated above;

     2.    Competition and marketing issues;

     3. Previous deficiencies and sufficiencies in credited rates (relative to target rates);

     4.    Expected trends in future credited rates;

     5.    The magnitude of the contemplated adjustments.